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                                                                     EXHIBIT 8.2

                      [Letterhead of Shearman & Sterling]

                                                                   June 30, 1999

Raychem Corporation
300 Constitution Drive
Menlo Park, CA 94025

Ladies and Gentlemen:

    We have acted as counsel for Raychem Corporation, a Delaware corporation (the "Company"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of May 19, 1999, (the "Merger Agreement"), among Tyco International Ltd., a Bermuda company ("Parent"), Tyco International (PA) Inc., a Nevada corporation and a direct wholly owned subsidiary of Tyco ("Merger Sub"), and the Company, and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the merger of the Company with and into Merger Sub (the "Merger") pursuant to the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement or in the Proxy Statement/ Prospectus of the Registration Statement. All section references herein are made to the corresponding section of the Internal Revenue Code of 1986, as amended (the "Code").

    In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Merger. We also have relied upon certificates of officers of Parent, Merger Sub and the Company (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Parent, Merger Sub and the Company and are true and correct. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time unless we receive written notification from Parent, Merger Sub and the Company prior to the Effective Time.

    Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Merger Agreement, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof, on the effective date of the Registration Statement and at the time of the Merger, for federal income tax purposes:

        1. The Merger will constitute a reorganization within the meaning of
    Section 368 of the Code.

        2. The transfer of the Company Common Stock by Company stockholders pursuant to the Merger, other than Company stockholders who are or will be "5% transferee stockholders" within the meaning of Treasury Regulation
    Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Parent will be treated as a corporation for United States federal income tax purposes.

        3. The discussion set forth in the section of the Proxy
    Statement/Prospectus entitled "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences" insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

    This opinion is based upon the assumption that the aggregate value of the Parent Common Shares to be delivered to Company stockholders in the Merger, relative to the aggregate value of the Merger Consideration, as determined as of the Effective Time, will be sufficient to satisfy the "continuity of interest" requirement of the Treasury Regulations. This opinion may be withdrawn prior to the Effective Time by our delivering written notice to the Company.
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    We hereby consent to the use of our name under the section of the Proxy
Statement/Prospectus entitled "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences," and to the use of our name under the section entitled "Legal Matters," and to the filing of this opinion as Exhibit 8.2 to the Registration Statement.

    In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the Effective Time, and we disclaim any duty to update such opinions. This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the shareholders of the Company, and may not be made available to any other person or entity without our prior written consent.

Very truly yours,
/s/ Shearman & Sterling

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